                                                                    EXHIBIT 12.1

                           STONE CONTAINER CORPORATION
          CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)


                                                                                                              Predecessor
                                                                                                     ----------------------------
                                                 Three months ended      Year ended       Period      Period         Year ended
                                                    March 31,            December 31,      from        from         December 31,
                                                 ------------------   ----------------    11/19/98    01/01/98    ---------------
                                                   2001      2000     2000      1999    to 12/31/98  to 11/18/98    1997    1996
                                                 --------------------------------------------------------------------------------
Income (loss) before income taxes,
  minority interest and extraordinary item        34          60         241      (75)       (52)        (837)      (605)   (189)

Add (deduct):
  Undistributed (earnings) loss of owned
    affiliates                                    (2)         (4)          0       11         (1)         112         94     (48)
  Interest expense (a)                            99          81         376      345         47          417        457     414
  Interest component of rental expense (c)         5           7          26       27          4           26         29      27
                                                 --------------------------------------------------------------------------------

Earnings available for fixed charges             136         144         643      308         (2)        (282)       (25)    204
                                                 ================================================================================

Fixed charges:
  Interest expense (a)                            99          81         376      345         47          417        457     414
  Capitalized interest                             0           0           0        0          0            2          3      12
  Interest component of rental expense (c)         5           7          26       27          4           26         29      27
                                                 --------------------------------------------------------------------------------

                      Total fixed charges        104          88         402      372         51          445        489     453
                                                 ================================================================================

Ratio of earnings to fixed charges               1.31       1.64        1.60       (b)        (b)          (b)        (b)     (b)
                                                 ================================================================================



(a) Interest expense includes amortization of debt issuance cost of $3 million in 2000, $4 million in 1999, $19 million in 1998, $20 million in 1997 and $20 million in 1996 and $1 million in each of the three month periods ended March 31, 2000 and 2001.

(b) Earnings were inadequate to cover fixed charges for the years ended December 31, 1999, 1997 and 1996 and for the periods from January 1 to November 18, 1998 and from November 19 to December 31, 1998 by
     $64 million, $514 million, $249 million, $727 million and $53 million, respectively.

(c) The interest component of rental expense was deemed to be one-fourth of lease rental expense.